Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALITY DISTRIBUTION, INC. NAMES GERALD L. DETTER

CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

TAMPA, FL, June 6, 2005 – Quality Distribution, Inc. (NASDAQ: QLTY) today announced the appointment of Gerald L. Detter as Chairman of the Board, President and Chief Executive Officer.

Until last December, Mr. Detter was President and CEO of Con-Way Transportation Services, Inc, a $2.6 billion nationwide trucking subsidiary of CNF, Inc. that operates in 48 states, eight Canadian provinces and Puerto Rico with almost 20,000 employees, including 12,400 drivers. His career with CNF and its affiliates spanned 40 years, where Mr. Detter started as a dockman before working his way up the management ranks. He was most recently an advisor to CNF.

Mr. Detter succeeds Thomas L. Finkbiner, who joined Quality Distribution in 1999. Mr. Finkbiner submitted his resignation effective today.

“Jerry is a visionary in the transportation industry and responsible for creating one of the premier trucking companies in the U.S.,” said Joshua Harris, Chairman of the Executive Committee of the Board of Directors. “We are fortunate to have an individual of his caliber and experience lead the Company.”

“Quality Distribution represents an exceptional opportunity, and I am looking forward to my association with the Company,” said Mr. Detter. “I am excited to work with the Company’s employees and affiliates to build upon Quality’s platform as the largest bulk tank truck network in the country.”

Headquartered in Tampa, Florida, Quality Distribution, Inc., through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 7,400 trailers. Quality Distribution also provides other bulk transportation and related services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This News Release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures made by the Company in the risk factors disclosed in the Company’s Form 10-K/A for the year ended December 31, 2004 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this report.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031, ext. 7376